CONFIDENTIAL Member FINRA/SIPC Presentation to the Board of Directors of: October 23, 2013 DRAFT

2 CONFIDENTIAL This presentation was compiled on a confidential basis for use solely by the Board of Directors (the “Board”) of Spectrum Group International, Inc. ( “Parent”) in evaluating the proposed transactions described herein, and may not be used or relied upon by any other party for any other purpose. These materials may not be disclosed, in whole or in part, or summarized or otherwise referred to except as agreed in writing by Roth Capital Partners, LLC (“Roth”), except as set forth in our engagement letter with Parent dated September 12, 2013. Neither this presentation nor information contained herein is for investment purposes or for distribution to the public. The information used in the following analyses was obtained from or through the management team of Parent as well as from publicly available information. Roth has relied on such information as being complete and accurate with no material misstatements or omissions and, furthermore, has not independently verified such information. To the extent such information includes estimates, forecasts or projections prepared by or reviewed or discussed with the management of Parent or obtained from public sources, Roth has assumed that such estimates, forecasts or projections have been reasonably prepared on bases reflecting the best currently available estimates, judgments and projections of Parent’s management (or, with respect to estimates, forecasts and projections obtained from public sources, represent reasonable estimates). No representation or warranty can be or is made by Roth as to the accuracy or achievability of any such estimates, forecasts and/or projections. These materials were designed for use by specific persons familiar with the business and affairs of Parent and its affiliates, and Roth assumes no obligation to update or otherwise revise these materials. This presentation is for illustrative purposes to summarize the analyses and methodologies used by Roth in connection the transaction described herein. This presentation is not an opinion and does not purport to make any representations about Roth’s analyses and/or conclusions. Any such opinion would be under separate cover and signed by Roth. In addition, this presentation is not a recommendation as to whether to proceed with the transactions described herein or any related transaction, nor does it indicate that the consideration to be paid by Parent in the transactions described herein is the best use of capital under any circumstances or for all parties. The decision as to whether to proceed with the transactions described herein or any related transaction may depend upon an assessment of factors unrelated to the financial analysis on which this presentation is based. DRAFT

3 DRAFT I. Executive Summary II. Overview of Spectrum Group International, Inc. III. Pro Forma Overview of Spectrum Group International, Inc. IV. Valuation Summary V. Methodology and Assumptions VI. Pro Forma Valuation Analysis of Spectrum Group International, Inc. Exhibits I. Detailed Comparison of Selected Public Companies II. Profiles of Precedent Transactions Targets Table of Contents

I. Executive Summary 4 DRAFT

5 DRAFT Executive Summary Executive Summary Summary of Fairness Opinion • Roth Capital Partners, LLC (“Roth”) understands that Spectrum Group International, Inc. (“SGI”, “Parent” or the “Company”) intends to distribute all shares of its wholly owned subsidiary, A-Mark Precious Metals, Inc. (“A-Mark”), to Parent’s stockholders, after which A-Mark is expected to become an independent, publicly-traded company (such distribution, the “Spin-Off”). Following the Spin-Off, Parent will effect a 1-for-[1,000] reverse stock split (the “Reverse Stock Split” and, together with the Spin-Off, the “Transactions”) such that Parent stockholders of record that own fewer than [1,000] shares of common stock (the “Fractional Interest Stockholders”) will have such shares cancelled and converted into the right to receive [$ ] (the “Fractional Share Consideration”) for each share of common stock held of record prior to the Reverse Stock Split. • The Board of Directors of Parent (the “Board”) has asked Roth to provide an opinion to the Board (in its capacity as such) as to whether, as of the date hereof, the Fractional Share Consideration to be received by the Fractional Interest Stockholders in the Reverse Stock Split is fair, from a financial point of view, to such stockholders.

II. Overview of Spectrum Group International, Inc. 6 DRAFT

7 DRAFT Overview of Spectrum Group International, Inc. Company Overview Spectrum Group International, Inc. Collectibles Trading Brands • Stack’s Bowers Galleries • Spectrum Wine Auctions, LLC • Calzona Ventures, LLC • A-Mark Precious Metals, Inc. • Collateral Finance Corporation • Transcontinental Depository Services FY13 Revenue $ 182.3 million $ 7.2 billion FY13 Operating Income $ (4.1) million $ 17.3 million Source: Company filings Note: Operating Income excludes allocation of corporate overhead expenses. • SGI is an international trader, merchant and auctioneer of coins, currency, stamps, wine and other premium memorabilia, serving collectors, dealers and investors. • Recently, the Company has completed several transactions to streamline its operations and focus on its core businesses, including: • Repurchased shares of the Company’s common stock held by Afinsa Bienes Tangibles, S.A. and Auctentia, S.L. • Repurchased shares of the Company’s subsidiary, Spectrum PMI, Inc., held by Auctentia, S.L. • Sold 12,004,387 shares of the Company’s common stock through a rights offering for proceeds of $22.8 million • Sold the Company’s stamps division for $7.8 million • Purchased the remaining 49% of Stack’s Bowers that it did not previously own for $4.9 million • Consolidated its numismatic operations under the Stack’s Bowers Galleries brand name • The Company currently operates through two primary segments, Collectibles and Trading:

8 DRAFT Historical Share Price Performance 12 Month Price & Volume Source: Capital IQ S h a re P ri c e V o lu m e (th o u s a n d s ) Overview of Spectrum Group International, Inc. 0.0 10.0 20.0 30.0 40.0 50.0 60.0 $1.50 $1.60 $1.70 $1.80 $1.90 $2.00 $2.10 $2.20 $2.30 $2.40 SPGZ Volume SPGZ Share Price $ 1.74

Spectrum Group International, Inc.
Capitalization Table

DRAFT

	Basic		Fully Diluted		Treasury Method	
Common Shares						
Executives & Directors[1]						
Gregory Roberts[2]	3,938,080	13%	3,938,080	12%	3,938,080	12%
Jeffrey Benjamin	2,965,556	10%	2,965,556	9%	2,965,556	9%
Joel Anderson	2,891,966	9%	2,891,966	9%	2,891,966	9%
Jess Ravich	1,028,906	3%	1,028,906	3%	1,028,906	3%
William Montgomery	994,650	3%	994,650	3%	994,650	3%
Ellis Landau	716,102	2%	716,102	2%	716,102	2%
John Moorhead II	73,119	0%	73,119	0%	73,119	0%
Arthur Hamilton	0	0%	0	0%	0	0%
Antonio Arenas	0	0%	0	0%	0	0%
Paul Soth	0	0%	0	0%	0	0%
Carol Meltzer	0	0%	0	0%	0	0%
Total Executives & Directors	12,608,379	41%	12,608,379	38%	12,608,379	40%
5%+ Holders						
William Richardson[2]	4,050,918	13%	4,050,918	12%	4,050,918	13%
Afinsa Bienes Tangibles, S.A.	3,032,270	10%	3,032,270	9%	3,032,270	10%
Total 5%+ Holders	7,083,188	23%	7,083,188	22%	7,083,188	22%
Public Float	14,537,589	47%	14,537,589	44%	14,537,589	46%
Total Common Shares	31,113,401	100%	31,113,401	95%	31,113,401	98%
Restricted Stock Units	0	0%	485,501	1%	485,501	2%
Options	0	0%	1,248,750	4%	0	0%
Total	31,113,401	100%	32,847,652	100%	31,598,902	100%

Source: management, company filings

[1] Does not include restricted stock units or options held by executives and directors.

[2] Includes 3,115,755 shares held by Silver Bow Ventures LLC.

ROTH Capital Partners

Overview of Spectrum Group International, Inc.

SPECTRUM GROUP INTERNATIONAL

9

Spectrum Group International, Inc.

Audited Historical Financial Statements – Income Statements

DRAFT

($ in thousands USD)	Fiscal Year Ending June 30,				
	2009	2010	2011	2012	2013
Revenues	$ 4,286,029	$ 6,021,179	$ 7,202,171	$ 7,962,949	$ 7,406,043
Cost of Sales	4,215,229	5,973,682	7,141,415	7,914,310	7,355,180
Gross Profit	70,800	47,497	60,756	48,639	50,863
Operating Expenses:					
General & Administrative	29,963	22,886	22,279	23,703	19,649
MF Global Loss Provision	0	0	0	1,016	0
Salaries & Wages	29,814	25,110	27,057	25,892	25,572
Depreciation & Amortization	1,807	1,445	1,679	1,812	2,226
Goodwill and Intangible Asset Impairments	860	1,570	30	0	1,102
Litigation Settlement	0	2,697	912	0	0
Total Operating Expenses	62,444	53,708	51,957	52,423	48,549
Operating Income (Loss)	8,356	(6,211)	8,799	(3,784)	2,314
Interest and Other Income (Expense)					
Interest Income	5,614	6,388	9,163	12,624	8,357
Interest Expense	(2,373)	(2,267)	(3,653)	(4,939)	(4,404)
Other (Expense) Income, Net	(393)	654	(1,047)	988	368
Unrealized Gains (Losses) on Foreign Exchange	3,068	3,304	(4,667)	4,196	(1,496)
Total Interest and Other Income (Expense)	5,916	8,079	(204)	12,869	2,825
Income (Loss) Before Income Taxes	14,272	1,868	8,595	9,085	5,139
Income Tax Provision (Benefit)	3,137	(640)	3,761	4,302	1,754
Income (Loss) From Continuing Operations	11,135	2,508	4,834	4,783	3,385
Income (Loss) From Discontinued Operations, Net of tax	0	(2,070)	31	259	(139)
Net Income (Loss)	$ 11,135	$ 438	$ 4,865	$ 5,042	$ 3,246
Less: Net Income Attributable to Non-Controlling Interest	(3,999)	(1,490)	(1,091)	(980)	123
Net Income (Loss) Attributable to Spectrum Group International, Inc.	$ 7,136	$(1,052)	$ 3,774	$ 4,062	$ 3,369

Source: Company filings

ROTH Capital Partners
Overview of Spectrum Group International, Inc.
SPECTRUM GROUP INTERNATIONAL
10

Spectrum Group International, Inc.

Audited Historical Financial Statements – Balance Sheets

DRAFT

($ in thousands USD)

	June 30,				
	2009	2010	2011	2012	2013
Assets					
Current Assets:					
Cash & Equivalents	$ 17,545	$ 22,320	$ 24,181	$ 25,305	$ 23,643
Short-Term Investments and Marketable Securities	8,175	6,433	1,151	0	0
Receivables and Secured Loans, Net - Trading Operations	46,214	42,901	93,895	127,995	109,696
Accounts Receivable and Consignor Advances, Net - Collectibles Oprations	7,006	5,717	29,647	20,428	12,347
Inventory, Net	115,654	137,989	186,111	157,849	188,253
Prepaid Expenses and Other Assets	2,028	1,309	4,091	2,770	2,306
Deferred Tax Assets	0	0	2,246	13,192	3,630
Current Assets of Discontinued Operations	0	522	228	8,273	0
Total Current Assets	196,622	217,191	341,550	355,812	339,875
Propery and Equipment, Net	2,668	2,092	10,937	11,710	13,908
Goodwill	5,960	5,942	7,026	6,765	4,884
Other Purchased Intangible Assets, Net	8,301	5,457	8,240	7,157	6,317
Restricted Cash	650	0	1,121	550	602
Income Taxes Receivable	3,424	2,712	2,637	2,637	1,836
Deferred Tax Assets	398	144	0	1,207	3,387
Other Assets	126	248	306	943	566
Non-Current Assets of Discontinued Operations	0	687	10	1,115	0
Total Assets	$ 218,149	$ 234,473	$ 371,827	$ 387,896	$ 371,375

Source: Company filings

ROTH Capital Partners

Overview of Spectrum Group International, Inc.

SPECTRUM GROUP INTERNATIONAL

11

Spectrum Group International, Inc.

Audited Historical Financial Statements – Balance Sheets (cont'd)

DRAFT

($ in thousands USD)	June 30, 2009	2010	2011	2012	2013
Liabilities					
Current Liabilities:					
Accounts Payable, Customer Deposits and Consignor Payables	$ 20,788	$ 29,458	$ 83,867	$ 95,787	$ 95,839
Liability on Borrowed Metals	15,100	40,841	11,384	27,076	20,117
Obligation Under Product Financing Arrangement	0	0	0	15,576	38,554
Accrued Expenses and Other Current Liabilities	23,161	13,248	16,204	9,921	10,693
Accrued Litigation Settlement	6,556	2,697	755	0	0
Income Taxes Payable	6,582	825	2,460	17,860	6,364
Lines of Credit	52,750	47,200	134,891	92,669	100,857
Debt Obligations, Current Portion	0	0	146	154	161
Deferred Tax Liability	1,920	934	0	0	0
Dividend Payable to Auctentia	0	2,500	0	0	0
Current Liabilities of Discontinued Operations	0	1,102	23	8,224	0
Total Current Liabilities	126,857	138,805	249,730	267,267	272,585
Deferred and Other Long Term Liabilities	189	7,794	11,785	8,010	9,322
Debt Obligations, Net of Current Portion	0	0	6,689	6,574	8,788
Other Long Term Liabilities	0	0	0	168	1,888
Total Liabilities	127,046	146,599	268,204	282,019	292,583
Redeemable Non-Controlling Interest	0	0	0	124	160
Stockholders' Equity					
Preferred Stock	0	0	0	0	0
Common Stock	283	319	325	327	309
Additional Paid-In Capital	233,385	241,615	241,917	242,418	206,655
Accumulatd Other Comprehensive Income	8,419	3,529	9,867	6,389	6,605
Accumulated Deficit	(161,298)	(164,612)	(160,838)	(156,777)	(134,937)
Total Spectrum Group International, Inc. Stockholders' Equity	80,789	80,851	91,271	92,357	78,632
Non-Controlling Interests	10,314	7,023	12,352	13,396	0
Total Stockholders' Equity	91,103	87,874	103,623	105,753	78,632
Total Liabilities & Stockholders' Equity	$ 218,149	$ 234,473	$ 371,827	$ 387,896	$ 371,375

Source: Company filings

ROTH Capital Partners

Overview of Spectrum Group International, Inc.

SPECTRUM GROUP INTERNATIONAL

12

Spectrum Group International, Inc.

Audited Historical Financial Statements – Statement of Cash Flows

DRAFT

($ in thousands USD)

	Fiscal Year Ending June 30,				
	2009	2010	2011	2012	2013
Cash Flows from Operating Activities					
Net Income	$ 11,135	$ 438	$ 4,865	$ 5,042	$ 3,246
Net (Income) Loss from Discontinued Operations, Net of Tax	0	2,070	(31)	(259)	139
Income from Continuing Operations	11,135	2,508	4,834	4,783	3,385
Adjustments to Reconcile Net Income to Net Cash Provided (Used in) Operating Activities:					
Unrealized (Gains) Losses on Derivative Instruments	4,696	0	0	0	0
Unrealized (Gains) Losses on Foreign Currency	(3,000)	(3,304)	4,667	(4,196)	1,496
Depreciation & Amortization	1,807	1,570	1,679	1,812	2,226
Impairment of Goodwill and Intangible Assets	860	1,445	30	0	1,102
Provision for Bad Debts	440	(22)	22	2,094	(396)
Provision for Inventory Reserve	1,356	1,203	166	485	835
Share Based Compensation	1,115	1,843	862	542	1,176
Legal Settlement	0	2,697	912	0	0
Gain on Sale of Marketable Securities	(254)	(135)	0	0	0
Loss on Abandonment of Property and Equipment	(432)	144	0	75	52
Changes in Assets and Liabilities:					
Accounts Receivable and Consignor Advances	(432)	609	(23,327)	1,760	7,853
Receivables and Secured Loans	(20,629)	3,296	(50,864)	(36,194)	18,394
Litigation Settlement Receivable	5,975	0	0	0	0
Inventory	13,911	(24,051)	(48,162)	27,100	(24,302)
Prepaid Expenses and Other Assets	2,309	559	(2,372)	(241)	852
Liability on Borrowed Metals	(3,688)	25,741	(29,457)	15,692	(6,959)
Accounts Payable, Accured Expenses and Other Liabilities	(6,233)	(887)	57,953	11,671	(5,697)
Income Taxes Receivable/Payable	4,651	(468)	3,170	16,205	(9,527)
Deferred Taxes	(12)	34	294	(16,460)	7,597
Accrued Litigation Settlement	(7,241)	0	(2,854)	(755)	0
Net Cash Provided by (Used in) Continuing Operating Activities	6,334	12,782	(82,447)	24,373	(1,913)
Net Cash Provided by (Used in) Discontinued Operating Activities	0	199	(1,026)	3,423	(2,825)
Net Cash Provided by (Used in) Operating Activities	$ 6,334	$ 12,981	$(83,473)	$ 27,796	$(4,738)

Source: Company filings

ROTH Capital Partners

Overview of Spectrum Group International, Inc.

SPECTRUM GROUP INTERNATIONAL

13

14 DRAFT Spectrum Group International, Inc. Audited Historical Financial Statements – Statement of Cash Flows (cont’d) Overview of Spectrum Group International, Inc. ($ in thousands USD) Source: Company filings Fiscal Year Ending June 30, 2009 2010 2011 2012 2013 Cash Flows from Investing Activities Capital Expenditures for Property and Equipment $(1,595) $(687) $(797) $(2,606) $(2,702) Purchase of Non-Controlling Interest 0 0 0 0 (2,250) Proceeds from Disposition of Assets 2,072 0 0 0 7,750 Purchase of McGaw Building 0 0 (725) 0 0 C sh Transferred Related to Disposition of Business 0 0 0 0 (3,935) Cash Paid for Acquisition, Net of Cash Received (592) (657) (3,250) 0 0 Sales of Short Term Investments (8,734) 827 6,093 1,068 0 Change in Restricted Cash (650) 650 (1,121) 571 (52) Purchase / Sales of Marketable Securities 1,178 1,050 0 0 0 Proceeds from Sales of Greg Martin Auctions 0 0 125 0 0 Net Cash Provided by (Used in) Continuing Investing Activities (8,321) 1,183 325 (967) (1,189) Net Cash Provided by (Used in) Discontinued Investing Activities 0 (12) 0 (34) (22) Net Cash Provided by (Used in) Investing Activities (8,321) 1,171 325 (1,001) (1,211)

Spectrum Group International, Inc.

Audited Historical Financial Statements – Statement of Cash Flows (cont'd)

DRAFT

($ in thousands USD)

	Fiscal Year Ending June 30,				
	2009	2010	2011	2012	2013
Cash Flows from Financing Activities					
Borrowing (Repayments) Under Lines of Credit, Net	(12,997)	(5,550)	86,300	(42,222)	8,188
Borrowing (Repayments) on Notes Payable	0	0	0	(107)	(524)
Repurchase of Stock Issued for Class Action Settlement	(1,198)	0	0	0	0
Issuance of Common Stock	0	0	0	0	25,145
Repurchase/Retirement of Afinsa and Auctentia Common Stock	0	0	0	0	(51,178)
Repurchase of Common Stock	0	0	0	0	(247)
Contributions from Non-Controlling Interest	0	0	1,470	150	0
Distributions Paid to Non-Controlling Interest	0	(1,281)	0	(6)	0
Dividends Paid to Non-Controlling Interest	0	(1,000)	(3,232)	0	0
Obligation Under Product Financing Arrangement	0	0	0	15,576	22,978
Taxes Paid on Behalf of Employees with Respect to Vesting of Restr. Shares	(98)	(133)	(180)	0	0
Repurchase of Restricted Stock	0	0	0	0	(1)
Proceeds from Exercise of Stock Options	0	0	3	5	105
Net Cash Provided by (Used in) Financing Activities	(14,293)	(7,964)	84,361	(26,604)	4,466
Effects of Exchange Rate Changes on Cash	(2,035)	(1,413)	648	933	(179)
Net Increase in Cash and Cash Equivalents	$(18,315)	$ 4,775	$ 1,861	$ 1,124	$(1,662)
Cash and Cash Equivalents, Beginning of Period	35,860	17,545	22,320	24,181	25,305
Cash and Cash Equivalents, End of Period	17,545	22,320	24,181	25,305	23,643

Source: Company filings

ROTH Capital Partners

Overview of Spectrum Group International, Inc.

SPECTRUM GROUP INTERNATIONAL

15

III. Pro Forma Overview of Spectrum Group International, Inc. 16 DRAFT

17 DRAFT Pro Forma Historical & Projected Financials Summary Pro Forma Overview of Spectrum Group International, Inc. • Parent is contemplating spinning off its trading business, which comprises A-Mark Precious Metals and its subsidiaries, Collateral Finance Corporation and Transcontinental Depository Services, to Parent’s stockholders through the distribution of all of A-Mark’s shares. • Following the Spin-Off, Parent’s operations will consist solely of its collectibles business, which includes Stack’s Bowers Galleries, Spectrum Wine Auctions and Calzona Ventures, along with its corporate overhead and headquarters building. • In order to evaluate the pro forma operations and financial results of Parent, after giving effect to the Spin-Off, management prepared and provided us with, in addition to other information and analyses, historical and projected income statements for fiscal years 2013 through 2018 and a pro forma balance sheet as of June 30, 2013. • Our financial analysis is based on estimates, projections and other information provided by management, and with Parent’s consent, we have relied upon such estimate, projections and other information being accurate and complete in all material respects and have not attempted to independently verify the accuracy or validity of such estimates, projections and other information.

18 DRAFT Pro Forma Balance Sheet as of June 30, 2013 Source: Company Management Pro Forma Overview of Spectrum Group International, Inc. Assets Current Assets Cash $ 1,532 Trade Accounts Receivable 12,340 Inventories 26,316 Prepaid Expenses & Other 1,905 Investments 0 Deferred Tax Assets (2,364) Total Current Assets $ 39,729 Fixed Assets Gross Property, Plant & Equipment $ 12,695 Accumulated Depreciation 0 Net Fixed Assets $ 12,695 Other Non-Current Assets Other Assets $ 491 Goodwill & Intangibles 3,176 Accumulated Amortization 0 Income Tax Receivable 1,836 Deferred Tax Assets 3,938 Restricted Cash 602 Total Other Non-Current Assets $ 10,043 Total Assets $ 62,467 Liabilities Current Liabilities Line of Credit $ 5,857 Trade Accounts Payable 10,311 Accrued Expenses & Other 3,791 Incom Tax Payable (6,636) Total Current Liabilities $ 13,323 Long-Term Liabilities Stack's Seller Note $ 2,686 Summit Rare Coins 200 McGaw Mortgage 6,263 Income Tax Provision 5,934 Other Long-Term Liability 1,888 Total Long-Term Liabilities $ 16,971 Total Liabilities $ 30,294 Redeemable Non-Controlling Interest 160 Equity Capital Stock $ 32,013 Total Equity $ 32,013 Total Liabilities & Equity $ 62,467

Pro Forma Historical & Projected Income Statement

DRAFT

	Fiscal Year Ending June 30,					
	2013	2014E	2015P	2016P	2017P	2018P
Total Revenue	$ 198,004	$ 175,070	$ 175,070	$ 175,070	$ 175,070	$ 175,070
% growth		*(11.6)%*	*0.0 %*	*0.0 %*	*0.0 %*	*0.0 %*
Total Cost of Goods Sold	$ 178,666	$ 153,476	$ 153,476	$ 153,476	$ 153,476	$ 153,476
Gross Profit	$ 19,338	$ 21,594	$ 21,594	$ 21,594	$ 21,594	$ 21,594
% margin	*9.8 %*	*12.3 %*	*12.3 %*	*12.3 %*	*12.3 %*	*12.3 %*
Operating Expenses						
Operating Expenses, excluding D&A	$ 20,232	$ 18,180	$ 16,362	$ 16,062	$ 16,062	$ 16,062
Depreciation	980	692	692	692	692	692
Amortization	0	152	152	152	152	152
Interest Expense[1]	488	250	250	250	250	250
Total Stack's Operating Expenses	$ 21,700	$ 19,274	$ 17,456	$ 17,156	$ 17,156	$ 17,156
Stack's Operating Income	$(2,362)	$ 2,320	$ 4,138	$ 4,438	$ 4,438	$ 4,438
% margin	*(1.2)%*	*1.3 %*	*2.4 %*	*2.5 %*	*2.5 %*	*2.5 %*
Corporate Overhead Expense (Incl. McGaw)	$ 9,745	$ 4,500	$ 2,500	$ 1,500	$ 1,500	$ 1,500
Total SGI Operating Income	$(12,107)	$(2,180)	$ 1,638	$ 2,938	$ 2,938	$ 2,938
% margin	*(6.1)%*	*(1.2)%*	*0.9 %*	*1.7 %*	*1.7 %*	*1.7 %*
Total Other (Income) Expense	$ 2,725	$ 351	$ 351	$ 351	$ 351	$ 351
Pre-Tax Income	$(14,832)	$(2,531)	$ 1,287	$ 2,587	$ 2,587	$ 2,587
Income Tax Expense (Benefit)	$ 0	$(1,007)	$ 512	$ 1,030	$ 1,030	$ 1,030
Net Income (Loss) from Continued Operations	$(14,832)	$(1,524)	$ 775	$ 1,557	$ 1,557	$ 1,557
Income (Loss) from Discontinued Operations	$(1,326)	$(412)	$ 0	$ 0	$ 0	$ 0
Net Income (Loss)	$(16,158)	$(1,935)	$ 775	$ 1,557	$ 1,557	$ 1,557
% margin	*(8.2)%*	*(1.1)%*	*0.4 %*	*0.9 %*	*0.9 %*	*0.9 %*
SGI Adjusted EBITDA	$(11,738)	$(930)	$ 2,888	$ 4,188	$ 4,188	$ 4,188
% margin	*(5.9)%*	*(0.5)%*	*1.6 %*	*2.4 %*	*2.4 %*	*2.4 %*
Change in Working Capital		$ 2,286	$ 0	$ 0	$ 0	$ 0
Capital Expenditures		(692)	(692)	(692)	(692)	(692)

Source: Company Management

[1] Interest on line of credit.

ROTH Capital Partners

Pro Forma Overview of Spectrum Group International, Inc.

SPECTRUM GROUP INTERNATIONAL

19

III. Valuation Summary 20 DRAFT

21 DRAFT Methodology Assumptions Selected Public Companies Analysis CY 2015 EBITDA • 10.2x to 11.5x 2015 EBITDA • 20.0% small company discount • Implied EV of $30.6m to $32.2m Selected Public Companies Analysis CY 2015 Net Income • 16.4x to 20.4x 2015 Net Income • 20.0% small company discount • Implied EV of $24.5m to $28.3m Precedent Transactions Analysis LTM¹ EBITDA • Precedent transactions range from 8.0x to 16.3x LTM EBITDA • Negative LTM EBITDA for SGI results in valuation that is not meaningful Discounted Cash Flow Analysis • WACCs of 12.0% to 14.0% • Perpetual growth rates of 2.0% to 3.0% • Implied EV of $18.7m to $24.3m Per Share Equity Valuation Range Pro Forma Spectrum Group International, Inc. Valuation Summary NM ¹ As of 6/30/2013. $ 0.30 $ 0.48 $ 0.68 $ 0.48 $ 0.61 $ 0.73

IV. Methodology and Assumptions 22 DRAFT

23 DRAFT Methodology and Assumptions Methodology & Assumptions Approach • In arriving at a range of pro forma estimated values for Parent common stock, Roth utilized various widely-used valuation methodologies. Different valuation techniques are likely to derive different ranges of values, and the use of more than one methodology serves to validate the results of any single approach while reducing the margin of error. • While the following summary describes several analyses and examinations that Roth deemed material to its analysis, they are not a comprehensive description of all analyses and examinations actually conducted by Roth. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. Roth believes that such analyses and the following summary set forth herein must be considered as a whole and that selecting portions of such analyses and of the factors considered, without considering all such analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the Board. The ranges of values resulting from any particular analysis described herein should not be taken to be Roth’s view of the actual value of Parent common stock, nor the fairness, from a financial point of view, to the Fractional Interest Shareholders of the Fractional Share Consideration.

24 DRAFT Methodology & Assumptions Summary (cont’d) For the purposes of its analysis, Roth: • reviewed a draft of A-Mark’s registration statement on Form S-1 (the “Registration Statement”) in connection with the Spin-Off, received by us on October [16], 2013; • reviewed a draft of Parent’s Schedule 14A proxy statement (the “Proxy Statement”) in connection with the Reverse Stock Split, received by us on October [17], 2013; • reviewed certain publicly available business and financial information of Parent that we believe to be relevant to our inquiry; • reviewed certain internal financial statements and other financial and operating data concerning Parent; • reviewed certain pro forma financial forecasts relating to Parent (giving effect to the Spin-Off) prepared by the management of Parent (the “Parent Forecasts”); • discussed the past and current operations, financial condition and prospects of Parent with management of Parent; • reviewed the reported prices and trading activity for Parent common stock; • compared the financial performance of Parent, and the prices and trading activity of Parent common stock, with that of certain publicly traded companies we deemed relevant; • considered publicly available financial terms of certain transactions we deemed relevant; and • performed such other analyses and considered such other factors as we have deemed appropriate. Methodology and Assumptions

V. Pro Forma Valuation Analysis of Spectrum Group International, Inc. 25 DRAFT

26 DRAFT Analysis at Various Prices Pro Forma Spectrum Group International, Inc. Pro Forma Valuation Analysis of Spectrum Group International, Inc. ¹ As of 6/30/2013 ² SGI financial metrics have been calendarized (for Dec 31 year end) for comparison purposes. ³ See peer group detail on page 28. ($ in millions, except per share amounts) Price Per Share $ 0.30 $ 0.40 $ 0.50 $ 0.60 $ 0.70 $ 0.80 $ 0.90 Diluted Shares Outstanding 31.6 31.6 31.6 31.6 31.6 31.6 31.6 Total Equity Value $ 9.5 $ 12.6 $ 15.8 $ 19.0 $ 22.1 $ 25.3 $ 28.4 Net Debt¹ $ 9.1 $ 9.1 $ 9.1 $ 9.1 $ 9.1 $ 9.1 $ 9.1 Enterprise Value $ 18.6 $ 21.8 $ 24.9 $ 28.1 $ 31.3 $ 34.4 $ 37.6 Selected Companies Metric² Value² Implied Multiples Low³ High³ EBITDA LTM¹ $(11.7) NM NM NM NM NM NM NM 7.2x 16.3x CY 2013 (6.3) NM NM NM NM NM NM NM 12.1 15.4 CY 2014 1.0 19.0x 22.3x 25.5x 28.7x 31.9x 35.2x 38.4x 11.0 13.6 CY 2015 3.5 5.3 6.2 7.1 7.9 8.8 9.7 10.6 10.2 10.7 Net Income LTM¹ $(16.2) NM NM NM NM NM NM NM 14.5x 39.8x CY 2013 (9.0) NM NM NM NM NM NM NM 18.9 29.0 CY 2014 (0.6) NM NM NM NM NM NM NM 17.7 23.5 CY 2015 1.2 8.1x 10.8x 13.5x 16.3x 19.0x 21.7x 24.4x 16.4 20.5

27 DRAFT Comparable Public Company Analysis Multiples Analysis ¹ SGI financial metrics have been calendarized (for Dec 31 year end) for comparison purposes. ² Represents a 20% small company discount to reflect SGI’s size relative to the comparable companies. ³ As of 6/30/2013 Pro Forma Valuation Analysis of Spectrum Group International, Inc. Selected Company Multiples Implied Equity Value Adjusted Equity Value Implied Price per Share Metric¹ Value¹ Low High Low High Low High Low High LTM EBITDA³ $(11.7) 7.2 x 16.3 x NM NM NM NM NM NM CY 2013 EBITDA (6.3) 12.1 15.4 NM NM NM NM NM NM CY 2014 EBITDA 1.0 11.0 13.6 NM NM NM NM NM NM CY 2015 EBITDA 3.5 10.2 10.7 $ 26.9 $ 28.9 $ 21.5 $ 23.1 $ 0.68 $ 0.73 LTM Net Income³ $(16.2) 14.5 x 39.8 x NM NM NM NM NM NM CY 2013 Net Income (9.0) 18.9 29.0 NM NM NM NM NM NM CY 2014 Net Income (0.6) 17.7 23.5 NM NM NM NM NM NM CY 2015 Net Income 1.2 16.4 20.5 $ 19.2 $ 23.9 $ 15.3 $ 19.1 $ 0.48 $ 0.61

28 DRAFT Selected Public Company Analysis Multiples Analysis Detail Pro Forma Valuation Analysis of Spectrum Group International, Inc. Source: SEC filings, Capital IQ ¹ Based on treasury method. LTM Margins Inventory Revenue EBITDA EPS LT EPS Com any Gross EBITDA Turns LTM CY 2013 CY 2014 CY 2015 LTM CY 2013 CY 2014 CY 2015 LTM CY 2013 CY 2014 CY 2015 Growth % opart, Inc. 43.7% 33.4% 63.2x $ 1,046.4 $ 1,097.0 $ 1,180.5 $ 1,229.1 $ 339.7 $ 363.1 $ 407.2 $ 446.9 $ 1.39 $ 1.45 $ 1.74 $ 1.99 13.0% DGSE Companies Inc. 18.4 2.5 7.8 126.5 NA NA NA 3.2 NA NA NA (0.09) NA NA NA 0.0 KAR Auction Services, Inc. 42.7 22.6 0.0 2,067.6 2,132.1 2,245.8 2,345.0 468.3 538.4 588.3 630.4 0.75 1.21 1.42 1.63 15.0 Ritchie Bros. Auctioneers Incorporated88.9 34.8 1.0 439.9 447.6 475.4 513.7 174.0 162.5 183.2 172.0 0.69 0.77 0.88 0.92 15.0 Sotheby's 55.6 28.5 3.5 766.2 777.5 838.3 NA 218.2 231.4 282.0 NA 1.49 1.79 2.20 2.70 18.0 The Stanley Gibbons Group plc 43.0 15.5 0.9 61.5 62.4 68.8 9.5 9.9 10.7 0.31 0.28 0.30 NA NA Turners Auctions Ltd. 30.5 10.8 8.5 68.5 NA NA NA 7.8 NA NA NA 0.12 NA NA Mean 46.1% 21.2% 12.1x $ 653.8 $ 903.3 $ 961.8 $ 1,362.6 $ 174.4 $ 261.1 $ 294.3 $ 416.4 $ 0.67 $ 1.10 $ 1.31 $ 1.81 12.2% edian 43.0 22.6 3.5 439.9 777.5 838.3 1,229.1 174.0 231.4 282.0 446.9 0.69 1.21 1.42 1.81 15.0 Closing % of Enterprise Value Multiples Price 52 Week Market Enterprise Revenue EBITDA P/E Multiples Company 10/22/2013 High % Float Cap¹ Value LTM CY 2013 CY 2014 CY 2015 LTM CY 2013 CY 20 4 CY 2015 LTM CY 2013 CY 2014 CY 2015 opart, Inc. $ 32.69 85.4% 82.6% $ 4,2 3.1 $ 4,5 8.0 4.3x 4.1x 3.8x 3.7x 13.4x 12.5x 11.1x 0.2x 23.5x 22.6x 18.8x 16.4x DGSE Companies Inc. 2.58 39.9 5.0 31.4 4.3 0.3 NA NA NA 10.9 NA NA NA NM NA NA NA KAR Auction Services, Inc. 29.90 98.6 74.5 4,176.4 6,533.6 .2 3.1 2.9 2 8 14.0 12.1 11.1 10.4 39.8 24.6 2 .1 18.3 Ritchie Bros. Auctioneers Incorporated18.81 79.8 84.2 2,011.5 1,977.2 4.5 4.4 4.2 3.8 11.4 12.2 10.8 11.5 27.3 24.5 21.3 20.4 Sotheby's 52.47 98.9 91.2 3,735.5 3,555.0 4.6 4.6 4.2 NA 16.3 15.4 12.6 NA 35.2 29.3 23.8 19.4 The Stanley Gibbons Group plc 5.30 97.2 95.6 156.5 144.9 2.4 2.3 2.1 15.2 14.6 13.6 17.1 18.9 17.7 NA Turners Auctions Ltd. 1.79 94.2 65.0 48.9 55.7 0.8 NA NA NA 7.2 NA NA NA 14.5 NA NA Mean 84.9% 75.5% $ 2,063.3 $ 2,405.5 2.9x 3.7x 3.5x 3.4x 12.6x 13.4x 11.8x 10.7x 26.2x 24.0x 20.5x 18.6x edian 94.2 82.6 2,011.5 1,977.2 3.2 4.1 3.8 3.7 13.4 12.5 11.1 10.4 25.4 24.5 21.1 18.9

29 DRAFT Precedent Transactions Analysis Multiples Analysis ¹ SGI financial metrics have been calendarized (for Dec 31 year end) for comparison purposes. ² Represents a 20% small company discount to reflect SGI’s size relative to the comparable companies. ³ As of 6/30/2013 Pro Forma Valuation Analysis of Spectrum Group International, Inc. Precedent Transaction Multiples Implied Equity Value Adjusted Equity Value Implied Price per Share Metric¹ Value¹ Low High Low High Low High Low High LTM EBITDA³ $(11.7) 8.0 x 16.3 x NM NM NM NM NM NM

Precedent Transactions Analysis

Multiples Analysis Detail

DRAFT

Announced	Target	Acquirer	Enterprise Value	EV / LTM Revenue	EV / LTM EBITDA
Sep-13	Noble Investments	The Stanley Gibbons Group (AIM:SGI)	$ 62.5	3.1x	16.3x
Jun-13	Recovery Services	Copart (NasdaqGS:CPRT)	2.0	NA	NA
May-13	Stack's Bowers Numismatics	Spectrum Group International, Inc. (SPGZ)	10.0	NA	NA
Oct-12	StampWants.com	The Stanley Gibbons Group (AIM:SGI)	1.0	3.3x	NA
May-12	GoIndustry DoveBid	Liquidity Services (NasdaqGS:LQDT)	31.0	0.1x	NA
May-12	AssetNation	Ritchie Bros. Auctioneers (NYSE:RBA)	64.0	NA	NA
Aug-11	Openlane	ADESA	210.0	2.1x	16.2x
Jun-11	Southern Bullion Coin and Jewelry	DGSE Companies (AMEX:DGSE)	3.9	0.1x	NA
May-11	Crown Jewel	Start Today	12.3	NA	NA
May-11	TruckCenter.com	Liquidity Services (NasdaqGS:LQDT)	18.0	0.4x	NA
Mar-11	Japan Bike Auction Co.	USS Co. Ltd., iKco., Ltd.	10.8	NA	NA
Dec-10	Stack's Bowers Numismatics	Spectrum Group International, Inc. (SPGZ)	6.4	0.1x	NA
Nov-10	KVD-Kvarndammen Bilauktioner AB	Ratos AB	78.4	2.6x	NA
Nov-10	RealtyBid	CoreLogic (NYSE:CLGX)	12.0	NA	NA
Aug-10	Benham Collectibles	The Stanley Gibbons Group (AIM:SGI)	2.5	0.5x	NA
Apr-07	Universal Salvage	Copart (NasdaqGS:CPRT)	123.7	1.0x	14.8x
Dec-06	ADESA	Goldman Sachs Group	3,700.0	3.8x	9.7x
Nov-06	Hometown Auto Retailers	Management Buyout	50.7	0.2x	8.0x
Jul-06	Superior Galleries	DGSE Companies (AMEX:DGSE)	24.7	0.6x	NM
Apr-06	Tradera	eBay (NasdaqGS:EBAY)	48.0	NA	NA
Feb-05	Insurance Auto Auctions	Kelso & Company, Parthenon Capital Partners	385.0	1.6x	11.3x
Jan-04	FreeMarkets	Ariba	493.0	NA	NA
Feb-01	iBazar	eBay (NasdaqGS:EBAY)	125.6	41.5x	NA
Jun-00	Canadian Auction Group	ADESA	160.0	2.4x	NA
			Mean	4.0 x	12.7 x
			Median	1.3	13.0

Source: SEC filings, Capital IQ, press releases

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Pro Forma Valuation Analysis of Spectrum Group International, Inc.

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31 DRAFT Discounted Cash Flow Analysis Summary Pro Forma Valuation Analysis of Spectrum Group International, Inc. ¹ As of 6/30/2013. ² Weighted average cost of capital analysis on slide 32. Fiscal Year Ending June 30, 2014E 2015P 2016P 2017P 2018P Gross Revenue $ 175,070 $ 175,070 $ 175,070 $ 175,070 $ 175,070 % Growth (11.6)% 0.0% 0.0% 0.0% 0.0 % Operating Income (EBIT) $(2,180) $ 1,638 $ 2,938 $ 2,938 $ 2,938 % Margin (1.2)% 0.9% 1.7% 1.7% 1.7 % Less: Income Taxes $(1,007) $ 512 $ 1,030 $ 1,030 $ 1,030 Debt Free Net Income (NOPAT) $(1,173) $ 1,126 $ 1,908 $ 1,908 $ 1,908 Plus: Depreciation & Amortization $ 844 $ 844 $ 844 $ 844 $ 844 Plus: Interest & Other Income 406 406 406 406 406 Less: Change in Net Working Capital 2,286 0 0 0 0 Less: Capital Expenditures (692) (692) (692) (692) (692) Less: Stack's Earnout 0 (48) (775) 0 0 Unlevered Free Cash Flows $ 1,671 $ 1,636 $ 1,691 $ 2,466 $ 2,466 Implied Per Share Price Implied Per Share Price Perpetuity Growth Rate 2018 Terminal Multiple 0$ 1.5% 2.0% 2.5% 3.0% 3.5% 11.0% $ 0.47 $ 0.50 $ 0.54 $ 0.58 $ 0.62 12.0% 0.40 0.42 0.45 0.48 0.51 13.0% 0.34 0.36 0.38 0.40 0.43 14.0% 0.29 0.30 0.32 0.34 0.36 15.0% 0.24 0.26 0.27 0.29 0.30 We igh ted Av era ge Co st of Ca pit al²Sum of the Present Value of Cash Flows $ 7,211 Terminal Value (Perpetuity Growth) 13,892 Enterprise Value $ 21,103 Net Debt¹ $ 9,149 Implied Equity Value $ 11,954 Implied Per Share Price $ 0.38

Discounted Cash Flow Analysis

Weighted Average Cost of Capital Analysis

DRAFT

Beta

Company	Ticker	Levered Beta[1]	Debt / Equity Ratio[2]	Unlevered Beta
Copart, Inc.	CPRT	0.57	0.09	0.54
DGSE Companies Inc.	DGSE	1.10	0.18	0.99
KAR Auction Services, Inc.	KAR	1.54	0.60	1.13
Ritchie Bros. Auctioneers Incorporated	RBA	1.23	0.12	1.15
Sotheby's	BID	2.37	0.14	2.19
The Stanley Gibbons Group plc	AIM:SGI	0.54	0.00	0.54
Turners Auctions Ltd.	NZSE: TUA	0.14	0.35	0.11
	Mean	1.07	0.21	0.95
	Median	1.10	0.14	0.99

Current Debt / Equity Ratio	0.79
Assumed Tax Rate	39.8 %
Implied (Levered) Beta of SGI[3]	1.40

Cost of Equity

Components	Amount
Risk Free Rate[4]	2.5 %
Implied (Levered) Beta of SGI[3]	1.40
Equity Risk Premium[5]	9.5 %
Small Company Risk Premium[6]	5.0 %
Cost of Equity Capital[7]	20.8 %

Cost of Debt

Debt	Rate[8]	Amount
Line of Credit	4.5 %	$ 5.9
Stack's Seller Note	5.3 %	2.7
Summit Rare Coins	6.0 %	0.2
McGaw Mortgage	5.5 %	6.3
Cost of Debt Capital	5.1 %	$ 15.0

Weighted Average Cost of Capital

Components	Cost
Cost of Equity Capital	20.8 %
Cost of Debt Capital	5.1 %
Estimated Effective Tax Rate	39.8 %
Weighted Average Cost of Capital	13.0 %

[1] As reported by Capital IQ 10/22/2013.
[2] Calculated based on book value of debt as of the latest reported date and market value of equity as of the date of this analysis.
[3] Implied Beta (levered) = Mean comparable Unlevered Beta x (1+ (1 - Tax Rate) x Debt/Equity).
[4] Risk free rate is based on current yield of 10-year Treasury note as of 10/22/2013.
[5] Market risk premium equals the difference between 12% and the risk free rate.
[6] Small Company Risk Premium applied to SGI cost of equity capital due to relatively small size compared to peer group.
[7] Cost of Equity Capital = Risk Free Rate + (Levered Beta x Risk Premium) + Small Company Risk Premium.
[8] Interest rates based on information provided by management.

ROTH Capital Partners
Pro Forma Valuation Analysis of Spectrum Group International, Inc.
SPECTRUM GROUP INTERNATIONAL
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Exhibits 33 DRAFT

I. Detailed Comparison of Selected Public Companies 34 DRAFT

Selected Public Companies

Profiles

DRAFT

($ in USD)

Copart, Inc.
NASDAQ: CPRT

Copart, Inc. is a provider of online auctions and vehicle remarketing services in the United States, Canada and the United Kingdom. The Company provides vehicle sellers with a range of services to process and sell vehicles over the Internet through its Virtual Bidding Second Generation Internet auction-style sales technology, which the Company refers to as VB2. Sellers are primarily insurance companies, but also include banks and financial institutions, charities, car dealerships, fleet operators and vehicle rental companies. Copart was founded in 1982 and is headquartered in Fairfield, California.

Share Price:	$ 32.69	**52-Week Low:**	$ 26.35	**52-Week High:**	$ 38.26
Market Cap:	$ 4,283m	**Net Debt:**	$ 255m	**Enterprise Value:**	$ 4,538m

DGSE Companies, Inc.
AMEX: DGSE

DSGE Companies, Inc., together with its subsidiaries, buys and sells jewelry, bullion products, and rare coins to the wholesale and retail customers in the United States. The company offers finished jewelry, gem stones, and gold jewelry components, as well as makes custom jewelry to order; and provides jewelry repair services. It also offers precious metals products, including the United States and other government coins, medallions, art bars, and trade unit bars, as well as conducts Internet auctions. It markets its products and services through its facilities in Dallas and Euless, Texas; Mt. Pleasant, South Carolina; and Woodland Hills, California, as well as through its Internet Web sites DGSE.com, CGDEinc.com, SGBH.com, SuperiorPreciousMetals.com, SuperiorEstateBuyers.com, USBullionExchange.com, Americangoldandsilverexchange.com, and FairchildWatches.com. The company operates 8 primary Internet sites and approximately 900 related landing sites. It serves individual consumers, dealers, and institutions. The company was founded in 1965 and is based in Dallas, Texas.

Share Price:	$ 2.58	**52-Week Low:**	$ 2.15	**52-Week High:**	$ 6.47
Market Cap:	$ 31m	**Net Debt:**	$ 3m	**Enterprise Value:**	$ 34m

KAR Auction Services, Inc.
NYSE: KAR

KAR Auction Services, Inc. is a provider of vehicle auction services in North America. It provides auction services for sellers of used, or whole car, vehicles and salvage vehicles, through its 229 physical auction locations and Internet venues. Its revenues are generated, through auction fees from both vehicle buyers and sellers, as well as by providing ancillary services, including inspections, storage, transportation, reconditioning, salvage recovery, titling, and floorplan financing. The Company operates in three business segments: ADESA Auctions (ADESA), Insurance Auto Auctions, Inc. (IAAI) and Automotive Finance Corporation (AFC). The company was founded in 1989 and is headquartered in Carmel, Indiana.

Share Price:	$ 29.90	**52-Week Low:**	$ 17.00	**52-Week High:**	$ 30.32
Market Cap:	$ 4,176m	**Net Debt:**	$ 2,358m	**Enterprise Value:**	$ 6,534m

Source: Capital IQ
Note: Data as of market close on 10/22/2013.

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Detailed Comparison of Selected Public Companies
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Selected Public Companies

Profiles (Cont'd)

DRAFT

($ in USD)

Ritchie Bros. Auctioneers Incorporated
NYSE: RBA

Ritchie Bros. Auctioneers Incorporated, an industrial auctioneer, sells various equipment to on-site and online bidders worldwide. The company, through unreserved public auctions, sells a range of used and unused industrial assets, including equipment, trucks, and other assets utilized in the construction, transportation, agricultural, material handling, mining, forestry, petroleum, and marine industries. It also provides Internet bidding services, which facilitate customers access to live and online auction participation. The company primarily serves buyers and sellers of equipment, trucks, and other industrial assets; rental companies and brokers; finance companies; and truck and equipment dealers. The company was founded in 1963 and is based in Burnaby, Canada.

Share Price:	$ 18.81	**52-Week Low:**	$ 18.08	**52-Week High:**	$ 23.57
Market Cap:	$ 2,012m	**Net Debt:**	$(35m)	**Enterprise Value:**	$ 1,977m

Sotheby's
NYSE:BID

Sotheby's is an auctioneers of authenticated fine and decorative art, jewelry and collectibles. Sotheby's operations are organized under three segments: Auction, Finance and Dealer. Sotheby's Auction segment functions principally as an agent by offering authenticated works of art for sale at auction and by brokering private sales of artwork. Sotheby's also operates as a dealer in works of art through its Dealer segment, conducts art-related financing activities through its Finance segment and is engaged, to a lesser extent, in brand licensing activities. Sotheby's Finance segment provides certain collectors and art dealers with financing, secured by works of art it either has in its possession or permits borrowers to possess. otheby's was founded in 1744 and is headquartered in New York, New York.

Share Price:	$ 52.47	**52-Week Low:**	$ 27.98	**52-Week High:**	$ 53.04
Market Cap:	$ 3,736m	**Net Debt:**	$(181m)	**Enterprise Value:**	$ 3,555m

The Stanley Gibbons Group PLC
LSE:SGI

Stanley Gibbons Group plc is engaged in dealing in stamps, autographs, first day covers, rare records and related memorabilia, the development and operation of collectible websites, philatelic publishing auctioneering, mail order, retailing, and the manufacture of philatelic accessories. The Company's segments include: Philatelic trading and retail operations, Publishing and philatelic accessories, Autographs, records and related memorabilia, Benham first day covers and Internet development. The Stanley Gibbons Group plc was founded in 1977 and is based in St Helier, Channel Islands.

Share Price:	$ 5.30	**52-Week Low:**	$ 3.27	**52-Week High:**	$ 5.45
Market Cap:	$ 157m	**Net Debt:**	$(12m)	**Enterprise Value:**	$ 145m

Source: Capital IQ
Note: Data as of market close on 10/22/2013.

ROTH Capital Partners
Detailed Comparison of Selected Public Companies
SPECTRUM GROUP INTERNATIONAL
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Public Companies
Profiles (Cont'd)

DRAFT

($ in USD)

Turners Auctions Ltd.
NZSE: TUA

Turners Auctions Limited operates as an auction house in New Zealand. It also operates as a licensed motor vehicle trader that sources imported vehicles and general goods for auction. The company offers used vehicles, such as trucks, damaged insurance salvaged vehicles, light commercial vehicles, and passenger cars; and commercial goods, including heavy plant and machinery, police and custom seized goods, liquidator sales, catering equipment, computers, and furniture. In addition, it provides motor vehicle finance to auction customers; a range of mechanical breakdown insurance and motor vehicle insurance; vehicle inspection services for lease companies; and vehicle refurbishment services. The company serves private vendors and buyers, lease car companies, rental car companies, car dealers, vehicle importers, insolvency experts, insurance companies, finance companies, and commercial fleet owners. Turners Auctions Limited is based in Auckland.

Share Price:	$ 1.79	**52-Week Low:**	$ 1.45	**52-Week High:**	$ 1.90
Market Cap:	$ 49m	**Net Debt:**	$ 7m	**Enterprise Value:**	$ 56m

Source: Capital IQ
Note: Data as of market close on 10/22/2013.

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Detailed Comparison of Selected Public Companies

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37

II. Profiles of Precedent Transactions Targets 38 DRAFT

Precedent Transactions Analysis

Descriptions of Target Companies

DRAFT

Target	Description
Noble Investments	Operates as a coin and stamp dealer and auctioneer company in the United Kingdom, North America and internationally. The Company engages in the retail trading and auctioning of collectibles.
Recovery Services	Operates as an auto salvage disposal company. The Company acts as a broker and facilitates the auction of salvaged cars. It is also known as Gainesville Salvage & Disposal.
Stack's Bowers Numismatics	Engages in the retail and auction sale of coins in the United States. It sells various coins related to the United States, other countries and ancient and medieval times.
StampWants.com	The Company is an online auction marketplace and community connecting buyers and sellers of collectibles.
GoIndustry DoveBid	Provides asset management, valuation services and asset disposition programs that comprise of online auctions and industry-specific online exchanges.
Asset Nation	Provides asset transition and asset recovery solutions for buyers and sellers including online auction marketplaces and solutions for surplus and salvage equipment.
Openlane	Operates as an Internet-based business-to-business automotive remarketing company. It specializes in the online remarketing of used vehicles between sellers of vehicles, such as rental companies, lease finance companies, and automotive fleet companies; and automobile dealers.
Southern Bullion Coin and Jewelry	Buys and sells bullion, rare coins, paper money, pre-owned watches, diamonds, and gold and silver jewelry in the United States.
Crown Jewel	Provides high brand and street brand apparel products in an auction format online. The Company is based in Tokyo, Japan.
TruckCenter.com	Conducts land-based and internet public auctions for transportation assets.

Source: Public filings, Capital IQ.

ROTH Capital Partners

Profiles of Precedent Transactions Targets

SPECTRUM GROUP INTERNATIONAL 39

Precedent Transactions Analysis
Descriptions of Target Companies (Cont'd)

DRAFT

Target	Description
Japan Bike Auction	Provides motorcycle auction services in both a traditional and online format.
Stack's Bowers Numismatics	Engages in the retail and auction sale of coins in the United States. It sells various coins related to the United States, other countries and ancient and medieval times.
KVD-Kvarndammen Bilauktioner	Provides online car auction services in Sweden. It also offers auctions for trucks and caravans.
RealtyBid	Provides an online bidding platform for real estate auctions. It hosts bidding events for residences, condominiums, ranches and land, luxury properties, commercial assets, international properties and bank-owned assets.
Benham Collectibles	Provides scarce and exclusive collectibles in the United Kingdom and internationally.
Universal Salvage	Manages the collection and disposal of vehicles, selling most of these vehicles at auction (in-door, out-door, and online) and recycling the remaining vehicles through its authorized recycling facilities.
ADESA, Inc.	Provides wholesale vehicle auctions and used vehicle dealer floorplan financing services in North America.
Hometown Auto Retailers	Operates an auto car auctioning business and has an online automotive dealer, selling new and used vehicles in the United States.
Superior Galleries	Sells rare coins on a retail, wholesale, and auction basis in the United States. It also provides auction services for customers seeking to sell their own coins.
Tradera AB	Provides auction services to buy and sell various goods through its web site.

Source: Public filings, Capital IQ.

ROTH Capital Partners

Profiles of Precedent Transactions Targets

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41 DRAFT Precedent Transactions Analysis Descriptions of Target Companies (Cont’d) Profiles of Precedent Transactions Targets Source: Public filings, Capital IQ. Target Description Insurance Auto Auctions Provides auction solutions for the redistribution of damaged vehicles, recovered stolen vehicles, and other salvage vehicles principally on a consignment basis or purchase method. FreeMarkets Provides software, services, and solutions to address the Global Supply Management (GSM) market. These solutions are designed to help companies improve their sourcing and supply management processes, and enhance the capabilities of their supply management organization. iBazar Engages in online auction business and person to person online trading services in France. Canadian Auction Group Owns and operates more than 13 auction facilities that offer auction services for older motor vehicles.